FOR IMMEDIATE RELEASE

Wick Moorman steps down as executive chairman of Norfolk Southern board of directors

NORFOLK, Va., Sept. 22, 2015 – Charles W. “Wick” Moorman is completing his service as executive chairman of the board of directors of Norfolk Southern Corp. (NYSE: NSC), effective Oct. 1, 2015. Moorman will continue to serve as a director until retiring from the board effective Dec. 31, 2015.

Moorman will serve as senior advisor to the CEO from Oct. 1 through Dec. 31, 2015, at which time he will retire as a Norfolk Southern employee.

The announcement was made today by NS President and CEO James A. Squires, who said, “I speak for the 30,000-strong Norfolk Southern team in expressing our gratitude for Wick’s leadership, friendship, and vision over some of the most remarkable years in Norfolk Southern’s history.

“Thanks in great part to him, Norfolk Southern and the railroad industry are far more modern in our thinking, more technologically advanced in our operations, and more thoughtful in managing our footprint for our business partners and those we serve,” Squires said.

“Simply put, Wick’s imprint is unique and indelible,” said Steven F. Leer, NS’ lead independent director. “It is my great honor, on behalf of Norfolk Southern’s entire board, to offer congratulations and best wishes to Wick and his family.”

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

http://www.norfolksouthern.com

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